Exhibit 99.1

Zoned Properties Announces Full Year 2025 Financial Results

SCOTTSDALE, Ariz., April 1, 2026 /AccessWire/ -- Zoned Properties®, Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY), a technology-driven property investment company for emerging and highly regulated industries, including legalized cannabis, has reported its financial performance for the full year ended December 31, 2025.

Selected Financial Highlights for the Full Year Ended December 31, 2025:

●	Total revenues were $4,140,458 for the year ended December 31, 2025, compared to total revenues of $3,793,289 for the year ended December 31, 2024, an increase of 9.2%.

●	The Company reported net loss of $2,851,415, or $0.24 per fully diluted share, for the year ended December 31, 2025, as compared to a net income of $573,958, or $0.06 per fully diluted share, for the year ended December 31, 2024, a decrease from net income to net loss of 597.3%. The change from net income to net loss was primarily attributable to several one-time impairment losses recorded by the Company.

●	Loss from operations was $1,885,542 for the year ended December 31, 2025, compared to income from operations of $1,103,170 for the year ended December 31, 2024, a decrease of 270.9%. The change from income from operations to loss from operations was primarily attributable to several one-time impairment losses recorded by the Company.

●	Cash provided by operating activities was $781,476 for the year ended December 31, 2025, compared to $578,218 for the year ended December 31, 2024, an increase of 35.2%.

●	Operating expenses were $6,026,000 for the year ended December 31, 2025, compared to $2,690,119 for the year ended December 31, 2024, an increase of 124%. The increase of operating expenses was primarily attributable to several one-time impairment losses recorded by the Company.

●	The Company had cash on hand of $837,767 as of December 31, 2025, compared to cash on hand of $1,019,980 as of December 31, 2024.

Management Commentary:

“The past year has underscored just how challenging the market environment has become for companies operating in the regulated cannabis industry,” said Bryan McLaren, Chief Executive Officer of Zoned Properties. “Across the sector we have seen large numbers of cannabis operators slow or pause expansion plans, as the industry remains in regulatory limbo causing significant competitive and capital constraints. Our Company and our tenants are no exception, and we have been directly impacted by these challenges, causing us to have to record several one-time impairments related to our projects in Illinois and Michigan. As previously announced and in light of these market realities, the Company’s leadership and Board determined that pursuing a structured liquidation process represents the most prudent path forward to maximize potential value for shareholders.

As part of this process, the Company has identified and engaged professional advisory firms to conduct the go-shop process and to provide a fairness opinion in accordance with the definitive agreements previously announced. We remain focused on executing this process in a disciplined and transparent manner and look forward to providing shareholders with a more comprehensive update as we approach the required shareholder vote to approve the proposed liquidation. At this time, the Company anticipates that the vote to approve the proposed liquidation will take place before the end of the second quarter.”

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY) is a technology-driven property investment company focused on acquiring value-add real estate within the regulated cannabis industry in the United States.

Headquartered in Scottsdale, Arizona, Zoned Properties has developed a national ecosystem of real estate services to support its real estate development model, including a commercial real estate brokerage and a real estate advisory practice. With a decade of national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties addresses the specific needs of a modern market in highly regulated industries. The Company targets commercial properties that face unique zoning or development challenges, identifies solutions that can potentially have a major impact on their commercial value, and then works to acquire the properties while securing long-term, absolute-net leases.

Zoned Properties targets commercial properties that can be acquired and rezoned for specific purposes, including the regulated and legalized cannabis industry. It does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended. For more information, call 877-360-8839 or visit www.ZonedProperties.com.

X: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com